UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2018

Portola Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35935	20-0216859
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

270 E. Grand Avenue South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 246-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On June 3, 2018, William Lis notified the Board of Directors of Portola Pharmaceuticals, Inc. (the “Company”) of his decision to retire as the Company’s Chief Executive Officer and a member of the Company’s Board of Directors (the “Board”), effective August 1, 2018 (the “Separation Date”). During the period prior to August 1, 2018, Mr. Lis will remain as Chief Executive Officer but will reduce his involvement in day to day operations. John T. Curnutte, M.D., Ph.D., Executive Vice President, Research and Development, and Mardi Dier, Executive Vice President and Chief Financial Officer, have been appointed as interim Co-Presidents of the Company, effective immediately.

The Board has formed a search committee, chaired by Board Chairman Hollings C. Renton, to evaluate candidates to serve as the Company’s Chief Executive Officer and will be engaging a leading executive search firm to assist in the process.

(e)

In connection with his announced resignation, Mr. Lis and the Company entered into a letter agreement (the “Transition Agreement”) pursuant to which Mr. Lis will provide certain transition and consulting services to the Company from the Separation Date through June 30, 2020 (the “Consulting Period”). Pursuant to the Transition Agreement, Mr. Lis is entitled to receive the following compensation and benefits, subject to the Company’s receipt of an effective release and waiver of claims from Mr. Lis:

•	Pursuant to his existing Executive Severance Benefits Agreement, cash compensation equal to his current base salary plus the payment of premiums for insurance coverage under COBRA for a period of 15 months following the Separation Date; and

•	Cash compensation of $8,227.08 per month during the Consulting Period in consideration of his consulting obligations.

In addition, Mr. Lis’ consulting services will constitute continuous service with the Company, and as a result the outstanding equity awards previously granted to him will continue to vest and be exercisable during the Consulting Period and thereafter in accordance with the terms of the original grant of such awards.

The foregoing description of the Transition Agreement is not complete and is qualified in its entirety by reference to the Transition Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K.

On June 4, 2018, the Company entered into agreements with each of Dr. Curnutte and Ms. Dier in connection with their appointments as interim Co-Presidents. While serving as interim Co-Presidents, Dr. Curnutte’s and Ms. Dier’s annual base salaries will be increased to $592,350 and each will be eligible for an annual bonus up to 70% of their respective base compensation, subject to the achievement by the Company of specific corporate goals, pro-rated based on the portion of the year each serves in such role. Following the appointment of a new Chief Executive Officer, each Dr. Curnutte’s and Ms. Dier’s base salaries and annual bonus percentage targets will return to their current levels, and they will each become eligible for increased severance benefits in addition to those already provided under their existing Executive Severance Benefits Agreements (each, a “Severance Agreement”) as follows:

•	If, during the one (1) year period following the Company’s hiring of a new Chief Executive Officer (as measured from the first day of employment for the new Chief Executive Officer), their employment is terminated without Cause (as defined in the Severance Agreement), or they resign for Good Reason (as defined in the Severance Agreement), then in addition to the severance benefits set forth in the Severance Agreement, the Company will also (subject to the terms and conditions set forth in the Severance Agreement) accelerate the vesting of their equity awards such that they will be deemed vested in such shares that would have vested had they remained employed for one additional year following their last day of employment with the Company and

•	If, during the one (1) year period following the Company’s hiring of a new Chief Executive Officer (as measured from the first day of employment for the new Chief Executive Officer), they decide to resign their employment for any reason, then the Company will accelerate the vesting on any earned PRSUs such that all earned but unvested shares will be deemed vested as of their last day of employment with the Company.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit	Description

10.1	Letter agreement with Bill Lis dated June 3, 2018.

99.1	Press release, dated June 4, 2018, titled “Portola Pharmaceuticals Announces Retirement of CEO Bill Lis in 2018.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Portola Pharmaceuticals, Inc.
Dated: June 4, 2018

	By:	/s/ Mardi C. Dier
Mardi C. Dier
Co-President and Chief Financial Officer